Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

February 22, 2017

Investor Contact:  Anita W. Wimmer

(336) 884-7698

STANLEY FURNITURE ANNOUNCES

2016 RESULTS

High Point, NC, February 22, 2017/GLOBE NEWSWIRE/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the fourth quarter and total year ending December 31, 2016.

Fourth quarter 2016 financial results compared to prior year:

•  Net sales were $9.8 million compared to $13.8 million, down 29.0%.

•  Gross profit margins were 20.2% compared to 25.0%.

•  Selling, general and administrative expenses were $3.4 million, or 34.2% of net sales, compared to $2.7 million, or 19.9% of net sales.

•  Net loss from continuing operations was $301,000 compared to net income from continuing operations of $919,000.

•  A special $.25 per share cash dividend totaling $3.6 million was distributed to shareholders.

•  Received $1.1 million in CDSOA proceeds.

Year-to-date 2016 financial results compared to prior year:

•  Net sales were $44.6 million compared to $57.4 million, down 22.3%.

•  Gross profit margins were 18.9% compared to 23.9%.

•  Selling, general and administrative expenses were $14.0 million, or 31.4% of net sales, compared to $12.7 million, or 22.1% of net sales.

•  Net loss from continuing operations was $5.3 million compared to net income of $5.4 million, including $1.1 million and $5.2 million in CDSOA proceeds in 2016 and 2015, respectively.

•  Used $2.6 million of cash in operating activities including the receipt of $1.1 million in CDSOA proceeds and approximately $500,000 in tax payments related to the liquidation of company owned life insurance policies.  Collected $22.5 million in net proceeds from liquidation of company-owned life insurance policies.  Paid a $1.50 per share special dividend and used $1.0 million to repurchase company common stock.

•  As of December 31, 2016, the company’s financial position reflected $4.2 million in cash and $663,000 in restricted cash. In addition, the company has $4.0 million of maximum borrowings available under a working capital line.

Sales Overview:

Sourcing delays continue to impact the company’s ability to introduce new product at retail. The majority of new styles sold to wholesale customers over the past eighteen months have yet to reach retail floors.  As the company works through its sourcing constraints, which are expected to begin being alleviated in the second quarter of 2017, management has adjusted its cost structure to lower break-even levels until sales growth trajectory is evident.

"Our sales declines do not provide a clear picture of the demand for and marketability of product offerings developed and sold to our wholesale customer base over the past eighteen months, nor do they speak to the strength of our diverse retail distribution network waiting for sufficient stock availability of these more marketable goods," said Glenn Prillaman, President and Chief Executive Officer. "The past year’s financials reflect our struggle to capitalize on a strategic manufacturing alliance with an overseas vendor and we have initiated plans to fulfill order backlog through other existing sources with whom we already do business.”

Demand for the company’s newer product continued to outpace capacity levels at the plant built for and dedicated to Stanley’s production as a part of the strategic manufacturing alliance formed early in 2016 with Starwood Manufacturing Corporation. With actual capacity at the new plant now known, the company is aligning expectations for supply from this vendor accordingly. To fulfill the additional demand over and above the Starwood plant’s capacity, the company is ramping up with other existing vendors who have continued to perform well throughout the past year.

Operating Results:

Gross profit margins were 20.2% and 18.9% for three and twelve months ended December 31, 2016 compared to 25.0% and 23.9% in prior year comparable periods, respectively.  The lower margins for both periods resulted from lower absorption of fixed cost as sales for both periods were down more than 20%.  In addition, continued discounting to protect existing order backlog from cancellation and move older product for cash lowered margins for both periods. Higher costs related to product quality stemming from the difficulties management experienced in the alliance with Starwood also negatively impacted margins.

Selling, general and administrative expenses were $3.4 million and $14.0 million for the three and twelve-month period of 2016 compared to $2.7 million and $12.7 million in the comparable prior year periods, respectively. The increases for both periods were due mostly to the elimination of growth in cash surrender value of corporate-owned life insurance policies stemming from the surrendering of these polices early in 2016 and were unrelated to operations of the business.  In addition, both periods incurred higher legal and professional expenses related to the engagement of Stephens Inc. to review strategic and capital allocation opportunities, costs related to adopting a shareholder rights plan to protect our net operating loss carryforwards and other shareholder related expenses.

Operating losses were $1.4 million and $5.6 million for the three and twelve month periods of 2016 compared to an operating income of $713,000 and $1.0 million, respectively, for the prior year comparable periods.

Net loss from continuing operations was $301,000, or ($.02) per diluted share, and $5.3 million, or ($.37) per diluted share, for the three and twelve months of 2016, respectively, compared to net income from continuing operations of $919,000, or $.06 per diluted share and net income of $5.4 million, or $.37 per diluted share, for the three and twelve months of 2015, respectively.  Included in both periods of 2016 was $1.1 million in Continued Dumping Subsidy Offset Act (CDSOA) proceeds. The fourth quarter and twelve months of 2015 included $407,000 and $5.2 million of CDSOA proceeds, respectively.  The current year included $698,000 in tax expense related to the liquidation of corporate-owned life insurance policies.

Balance Sheet:

The company ended the period with $4.2 million in available cash and $663,000 in restricted cash.  During 2016, the company used approximately $21.3 million of cash to pay two special dividends totaling $1.50 per share and used $1.0 million to purchase company stock.  Working capital, excluding cash and restricted cash, decreased to $18.8 million from $21.2 million at December 31, 2015.

During the year, the company decided to surrender its corporate-owned life insurance policies.  On March 28, 2016, the company received $22.4 million in cash proceeds, which consisted of $25.6 million in cash surrender value net of $3.2 million in loans and accrued interest.  The company expects to use approximately $19.5 million in net operating loss carry-forwards in 2016, as a result of taxable income generated from surrendering these policies.

During the fourth quarter of 2016, the company entered into a secured revolving credit facility that provides for maximum borrowings of $4.0 million and matures October 2018.  This facility was obtained to provide flexibility to manage short-term fluctuations in working capital.

Outlook:

"Management has focused on controlling spending and managing cash balances over recent quarters, despite the difficulties presented by operating with revenues below the company's break-even level," continued Prillaman. "The opportunity to leverage growth as overseas capacity is better aligned with customer demand for newer products is a very important factor in our outlook for the coming year."

"As shipments from multiple vendors begin to service order backlog as expected in the second quarter, we should see an uptick in both sales and order rates. Cash should remain at or near current levels for the first half, and we expect to utilize our secured credit facility only if we need additional net working capital to grow as we move into the latter part of the year," concluded Prillaman. "We expect to increase inventory turns and generate cash for the total year, and we expect modest profits beginning with second quarter results and for the total year."

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include, quality or timeliness or in the event we lost this relationship, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2016	2015	2016	2015

Net sales	$9,802	$13,799	$44,574	$57,364

Cost of sales	7,826	10,346	36,160	43,679

Gross profit	1,976	3,453	8,414	13,685

Selling, general and administrative expenses	3,356	2,740	13,982	12,661

Operating (loss) income	(1,380)	713	(5,568)	1,024

CDSOA income, net	1,103	412	1,103	5,308
Other income (expense), net	10	(10)	26	42
Interest (income) expense, net	(2)	191	101	947
(Loss) income from continuing operations before income taxes	(265)	924	(4,540)	5,427
Income tax expense	36	5	718	76

Net (loss) income from continuing operations	(301)	919	(5,258)	5,351

Net loss from discontinued operations	-	(2)	-	(11)

Net (loss) income	$(301)	$917	$(5,258)	$5,340

Diluted (loss) income per share:
(Loss) income from continuing operations	$(0.02)	$0.06	$(0.37)	$0.37
Loss from discontinued operations	-	-	-	-
Diluted (loss) income per share	$(0.02)	$0.06	$(0.37)	$0.37

Diluted weighted average number of shares outstanding	14,117	14,586	14,139	14,542

Special dividend per share	$0.25	$-	$1.50	$-

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2016	2015	2016	2015

Reconciliation of net (loss) income
from continuing operations as reported to net
(loss) income from continuing operations as adjusted:

Net (loss) income from continuing operations as reported	$(301)	$919	$(5,258)	$5,351
Less income from CDSOA, net of tax	(1,103)	(407)	(1,103)	(5,232)
Plus tax expense impact from liquidation
of corporate-owned life insurance policies	82	-	698	-
Net (loss) income from continuing operations as adjusted	$(1,322)	$512	$(5,663)	$119

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare net (loss) income from continuing operations to that of other periods by excluding CDSOA receipts (net of taxes) and the tax expense impact from the liquidation of corporate-owned life insurance policies. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and equivalents	$4,212	$6,497
Restricted cash	663	663
Accounts receivable, net	3,492	6,925
Inventories	22,951	20,934
Prepaid expenses and other current assets	729	959

Total current assets	32,047	35,978

Property, plant and equipment, net	1,606	1,787
Cash surrender value of life insurance, net	-	22,253
Other assets	2,868	3,128

Total assets	$36,521	$63,146

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,674	$5,441
Accrued expenses	2,723	2,143

Total current liabilities	8,397	7,584

Other long-term liabilities	8,142	7,910

Stockholders' equity	19,982	47,652

Total liabilities and stockholders' equity	$36,521	$63,146

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)
	Twelve Months Ended
	December 31,	December 31,
	2016	2015
Cash flows from operating activities:
Cash received from customers	$48,248	$56,271
Cash paid to suppliers and employees	(51,243)	(55,898)
Cash from Continued Dumping and Subsidy Offset Act	1,103	5,308
Interest paid, net	(191)	(987)
Income taxes paid, net	(510)	(105)
Net cash (used) provided by operating activities	(2,593)	4,589

Cash flows from investing activities:
Proceeds from surrender of corporate-owned life insurance policies	28,139	-
Decrease in restricted cash	-	527
Proceeds from sale of assets	-	4
Purchase of other assets	(14)	(15)
Net cash provided by investing activities	28,125	516

Cash flows from financing activities:
Payment of insurance policy loans	(5,495)	(5,461)
Stock purchase and retirement for tax
withholdings on vesting of restricted awards	(15)	(13)
Purchase and retirement of common stock	(1,012)
Payment of dividends	(21,282)	-
Net cash used by financing activities	(27,804)	(5,474)

Cash flows from discontinued operations:
Net cash (used) provided by discontinued operations	(13)	1,282

Net (decrease) increase in cash and equivalents	(2,285)	913
Cash and equivalents at beginning of period	6,497	5,584

Cash and equivalents at end of period	$4,212	$6,497

Reconciliation of net (loss) income to net cash (used)
provided by operating activities:
Net (loss) income	$(5,258)	$5,340

Loss from discontinued operations	-	11
Depreciation and amortization	470	470
Stock-based compensation	338	824
Loss on sale of assets	-	14
Changes in assets and liabilities	1,857	(2,070)
Net cash (used) provided by operating activities	$(2,593)	$4,589